EXHIBIT 10.3

April 8, 2016

Korstiaan Zandvliet
CEO & President Symbid
Corporation
Marconistraat 16
3029 AK, Rotterdam
The Netherlands

Dear Korstiaan,

This letter is to inform you that I am resigning as a member of the Symbid Corp Board of Directors, effective immediately.

It has been my pleasure to serve on the board in the past year, and I appreciate the opportunity. However, I feel it is the best option for me to step down due to our different views in the company’s strategic direction. I can no longer effectively contribute to the organization’s current plans.

I wish the organization the best for the future.

Sincerely,

Jérôme Koelewijn

Cc: Hendrik Kasteel, Vincent Lui, Michiel Buitelaar, Robin Slakhorst, Maarten van der Sanden